Exhibit 10.49
SPRINT NEXTEL CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN
Effective January 1, 2007

SPRINT NEXTEL CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN

-i-

SPRINT NEXTEL CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN
ARTICLE ONE
INTRODUCTION
1.01	Purpose of the Plan

The Sprint Nextel Corporation Change in Control Severance Plan (the “Plan”) provides primarily for severance compensation benefits for certain key employees following termination of employment in connection with and/or following a Change in Control. Given the level of acquisition and change in control activity in today’s business environment, the Board recognizes and understands that many key employees face uncertainty with respect to their job security. In addition, the Board believes that the concerns of key employees regarding a possible Change in Control transaction may cause them to consider career changes in an effort to assure financial security for themselves and their families. Consequently, the Corporation desires to increase the willingness of its key employees to remain with the Corporation (or its Subsidiaries) notwithstanding the employment uncertainties related to a possible Change in Control by providing certain economic benefits in the event of a Change in Control, thus allowing such key employees to make career decisions without undue time pressure and financial uncertainty.

The Plan is intended to provide severance compensation and benefits pursuant to the Plan if a Change in Control of the Corporation has occurred and the Participant’s employment is either (a) terminated by the Company without Cause or (b) voluntarily terminated by the Participant for Good Reason in accordance with the terms of this Plan. The purpose and intent of the Plan is to help the Corporation attract and retain key employees and reduce distractions resulting from a potential Change in Control. The Board has considered the effect that a Change in Control of the Corporation may have on key employees of the Corporation and its Subsidiaries, and has found that such a Plan is in the best interest of the Corporation and its stockholders.

Capitalized terms used throughout the Plan have the meanings set forth in Article Two, except as otherwise defined in the Plan or where the context clearly requires otherwise.

1.02	Plan Status

The Plan is intended to be a plan providing Severance Benefits following a Change in Control. The Plan is intended to be a top hat plan for a select group of management or highly compensated executives, subject only to the administration and enforcement provisions of ERISA.

1.03	Entire Plan

This document, including any Appendix hereto, and any documents incorporated herein by reference set forth the provisions of the Plan effective as of the Effective Date.

1.04	Administration

The Human Capital and Compensation Committee of the Board (the “Compensation Committee”) shall administer the Plan; provided, however, that none of the members of the Compensation Committee will be a Participant. The powers and duties of the Compensation Committee in administering the Plan are set forth in Section 6.02.

ARTICLE TWO
DEFINITIONS
2.01	Defined Terms. For purposes of this Plan the following terms shall have the following meanings:
(a)	“Accounting Firm” means a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm (with experience in performing the calculations regarding the applicability Section 280G of the Code and of the tax imposed by Section 4999 of the Code) selected by the Corporation.

(b)	“Applicable Multiple” means the number specified under the heading “Applicable Multiple” on Appendix II for the Participant’s designated Severance Benefit Classification.

(c)	“Applicable Period” means the period specified under the heading “Applicable Period” on Appendix II for the Participant’s designated Severance Benefits Classification.

(d)	“Base Salary” means the annual base salary of any Participant, exclusive of any bonus, special pay or other benefits a Participant may receive, and for purposes of Article Four means such annual base salary in effect (i) on the date immediately preceding the date of the relevant Change in Control or (ii) on the date of the Participant’s termination of employment with a Company, whichever is higher.

(e)	“Board” means the Board of Directors of the Corporation.

(f)	“Bonus Award” means the amount of a Participant’s short-term incentive (annual bonus) award paid under the STIP.

(g)	“Business Transaction” has the meaning set forth in Section 2.01(i)(ii).

(h)	“Cause” means a termination of a Participant’s employment due to the Participant’s:
(i)	conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of the Participant’s employment with a Company;

(ii)	willful and continued failure to substantially perform his duties for a Company, after receiving written notice from or on behalf of such Company and having had a thirty (30) day opportunity to cure the deficiency;

(iii)	willful misconduct or gross negligence that results in material harm to a Company; or

(iv)	willful violation of the Corporation’s policies that results in material harm to a Company.
For purposes of this Plan, an act, or failure to act, shall not be deemed to be “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without a reasonable belief that the action or omission was in the best interests of a Company.
(i)	“Change in Control” means the occurrence of any of the following events:
(i)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the then-outstanding Voting Stock of the Corporation; except, that:
(A)	for purposes of this Section 2.01(i)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of Voting Stock of the Corporation directly from the Corporation that is approved by a majority of the Incumbent Directors, (2) any acquisition of Voting Stock of the Corporation by the Corporation or any Subsidiary, (3) any acquisition of Voting Stock of the Corporation by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, and (4) any acquisition of Voting Stock of the Corporation by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2.01(i)(ii);

(B)	if any Person becomes the beneficial owner of thirty percent (30%) or more of combined voting power of the then-outstanding Voting Stock of the Corporation as a result of a transaction or series of transactions described in clause (1) of Section 2.01(i)(i)(A) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Corporation representing one percent (1%) or more of the then-outstanding Voting Stock of the Corporation, other than as a result of (x) a transaction described in clause (1) of Section 2.01(i)(i)(A) above, or (y) a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of Voting Stock are treated equally then such subsequent acquisition shall be treated as a Change in Control;

(C)	a Change in Control will not be deemed to have occurred if a Person becomes the beneficial owner of thirty percent (30%) or more of the Voting Stock of the Corporation as a result of a reduction in the number of shares of Voting Stock of the Corporation outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent

Directors unless and until such Person thereafter becomes the beneficial owner of additional shares of Voting Stock of the Corporation representing one percent (1%) or more of the then-outstanding Voting Stock of the Corporation, other than as a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of Voting Stock are treated equally; and

(D)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of thirty percent (30%) or more of the Voting Stock of the Corporation inadvertently, and such Person divests as promptly as practicable, but no later than the date, if any, set by the Incumbent Directors a sufficient number of shares so that such Person beneficially owns less than thirty percent (30%) of the Voting Stock of the Corporation, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
(ii)	the consummation of a reorganization, merger or consolidation of the Corporation with, or the acquisition of the stock or assets of the Corporation, by another Person, or similar transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Corporation outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than fifty percent (50%) of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Corporation, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iii)	during any consecutive eighteen (18) month period, more than thirty percent (30%) of the Board ceases to be comprised of Incumbent Directors; or

(iv)	approval by the stockholders of the Corporation of a sale of all or substantially all of Corporation’s assets or a complete liquidation or dissolution of the Corporation, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2.01(i)(ii).
(j)	“Chief Executive Officer” means the Chief Executive Officer of the Corporation .

(k)	“CIC Severance Protection Period” means the time period commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the 18-month anniversary of such date or (ii) the Participant’s death. A CIC Severance Protection Period shall also include the time period before the occurrence of a Change in Control for Participants who are subject to a Pre-CIC Termination with respect to the affected Participant.

(l)	“Code” means the Internal Revenue Code of 1986, as amended and the proposed, temporary and final regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(m)	“Company” means the Corporation, or any Participating Employer, as the context requires.

(n)	“Compensation Committee” has the meaning set forth in Section 1.04.

(o)	“Corporation” means Sprint Nextel Corporation, a Kansas corporation, or any successor company.

(p)	“Effective Date” means January 1, 2007.

(q)	“Employment Agreement” means any written employment agreement between a Company and a Participant.

(r)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(s)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(t)	“Excise Tax” shall mean, collectively, (i) the tax imposed by Section 4999 of the Code by reason of being “contingent on a change in ownership or control” of the Corporation, within the meaning of Section 280G of the Code, or (ii) any similar tax imposed by state or local law, or (iii) any interest or penalties with respect to any excise tax described in clause (i) or (ii).

(u)	“Good Reason” means a Participant’s resignation from employment with a Company in accordance with Section 6.15(b) after any of the actions listed below are directed at the Participant without the Participant’s written consent (unless cured prior to such resignation):
(i)	Such Company’s material breach of an Employment Agreement with the Participant, if any;

(ii)	significant and adverse change in duties and responsibilities which results in a change in a Participant’s tier (and adjusting as appropriate for any changes to the Corporation’s system of classifying employees implemented subsequent to the Effective Date) as compared with a Participant’s responsibilities or duties immediately prior to the Change in Control;

(iii)	reduction in a Participant’s Base Salary as compared with the Participant’s Base Salary immediately prior to the Change in Control, except for across-the-board reductions generally applicable to all senior executives;

(iv)	reduction in a Participant’s Target Bonus as compared with the Participant’s Target Bonus in effect immediately prior to the Change in Control, except for across-the-board reductions generally applicable to all senior executives;

(v)	the failure to provide long-term incentive opportunities to the Participant at a level that is generally comparable to all senior executives;

(vi)	reduction in the aggregate value of Section 2.01(u)(iii), (iv) and (v) as compared with such benefits in effect immediately prior to the Change in Control, except for across-the-board reductions of not more than ten percent (10%) generally applicable to all senior executives;

(vii)	reduction in aggregate employee benefits provided to the Participant as compared to the value of aggregate employee benefits provided immediately prior to the Change in Control, except for across-the-board reductions generally applicable to all senior executives;

(viii)	a Company requires the Participant to have the Participant’s principal location of work changed to a location more than fifty (50) miles from the location thereof immediately prior to the Change in Control; or

(ix)	failure of any successor to a Company to assume the Participant’s Employment Agreement or this Plan, as applicable;

provided, however, that a Participant’s right to resign his employment for Good Reason will lapse unless such resignation occurs within sixty (60) days of the event giving rise to Good Reason in accordance with Section 6.15(b) (the “Good Reason Period”). Notwithstanding the foregoing, the lapse of such Participant’s right to resign for Good Reason will only apply to the event giving rise to Good Reason. For the avoidance of doubt, the Participant shall have the right to resign for Good Reason, as provided in this Section 2.01(u), upon the occurrence of a subsequent and independent event giving rise to Good Reason.
(v)	“Good Reason Period” has the meaning set forth in Section 2.01(u).

(w)	“Incumbent Directors” means the individuals who, as of the Effective Date, are Directors of the Corporation, and any individual becoming a Director after the Effective Date whose election, nomination for election by the Corporation’s stockholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(x)	“Initial Term” has the meaning set forth in Section 5.02.

(y)	“JAMS” has the meaning set forth in Section 6.08(a).

(z)	“Parties” has the meaning set fourth in Section 6.08(a).

(aa)	“Participant” means each full-time employee of a Company who is recommended by the Chief Executive Officer and whose participation has been approved by the Compensation Committee, to participate in the Plan as provided in Article Three, and who continues to remain employed by a Company immediately prior to a Change in Control and shall also mean any full time employee whose termination of employment qualifies as a Pre-CIC Termination and who was identified as a Participant on Appendix I prior to such termination.

(bb)	“Participating Employer” means the Corporation and any Subsidiary or affiliate of the Corporation that is designated as a Participating Employer under the Plan by the Board, excluding, however, any division of the Corporation or of a Subsidiary or affiliate of the Corporation that is designated by the Board as ineligible to participate in the Plan. Appendix III contains a list of the Participating Employers currently participating in the Plan that have adopted the Plan pursuant to Article Seven.

(cc)	“Payment” has the meaning set forth in Section 4.05.

(dd)	“Person” has the meaning set forth in Section 2.01(i)(i).

(ee)	“Plan” has the meaning set forth in Section 1.01, as such may be amended from time to time, or any successor plan, program or arrangement thereto.

(ff)	“Pre CIC Termination” means the termination of a Participant without Cause, provided that both (i) the termination was made in the six (6) month period prior to a Change in Control at the request of a third party in contemplation of a Change in Control and (ii) the Change in Control occurs.

(gg)	“Renewal Term” has the meaning set forth in Section 5.02.

(hh)	“Restricted Period” means the period of time specified under the heading “Restricted Period” on Appendix II for the Participant’s designated Severance Benefit Classification, following the Participant’s date of termination of employment with a Company for any reason or Cause, including disability, termination by a Company or termination by the Participant.

(ii)	“Separation Plan” means the Corporation’s Separation Plan Amended and Restated Effective August 13, 2006, as may be amended from time to time or any successor plan, program, arrangement or agreement thereto.

(jj)	“Severance Benefits” means Severance Pay and the other benefits payable to a Participant pursuant to Article Four of the Plan.

(kk)	“Severance Benefits Classification” has the meaning set forth in Section 4.01(b)(iii).

(ll)	“Severance Pay” means the cash severance payments payable to a Participant pursuant to Section 4.01 of the Plan.

(mm)	“STIP” means the Corporation’s Short-Term Incentive Plan, effective January 1, 2006, as may be amended from time to time, or any successor plan, program or arrangement thereto.

(nn)	“Subsidiary” means any entity in which the Corporation, directly or indirectly, beneficially owns fifty percent (50%) or more of the Voting Stock of such entity.

(oo)	“Target Bonus” means a Participant’s short-term incentive (annual bonus) opportunity under the STIP.

(pp)	“Voting Stock” means securities entitled to vote generally in the election of directors.

ARTICLE THREE
ELIGIBILITY AND PARTICIPATION
3.01	Eligibility on the Effective Date

Each employee of the Corporation or a Subsidiary or affiliate of the Corporation who has been recommended to be a Tier I or Tier II Executive by the Chief Executive Officer and whose participation has been approved by the Compensation Committee, as of the Effective Date will be a Participant in the Plan.

3.02	Future Eligibility

Each employee of the Corporation or a Subsidiary or affiliate of the Corporation who is designated as a Tier I or Tier II Executive by the Chief Executive Officer, and whose participation has been approved by the Compensation Committee, after the Effective Date and prior to the occurrence of a Change in Control will be a Participant in the Plan. Notwithstanding the foregoing, at any time prior to the six (6) month period preceding the occurrence of a Change in Control, the Compensation Committee may authorize a Company to provide a Participant with written notice of termination of such Participant’s designation as a Participant in the Plan and removal from Appendix I of the Plan.

3.03	Plan Participants

Appendix I contains a list of the individuals designated by the Compensation Committee pursuant to Section 3.01 and 3.02 as Participants in the Plan.

ARTICLE FOUR
SEVERANCE BENEFITS
4.01 Severance Benefits
(a)	Termination For Cause or Without Good Reason. Upon a Company’s termination of a Participant’s employment for Cause or a Participant’s resignation from a Company without Good Reason during the CIC Severance Protection Period, the Participant shall be entitled to receive payment only of accrued, but unpaid, cash compensation, as well as any vested benefits under benefit plans in accordance with the terms of such plans and applicable law.

(b)	Termination Without Cause or For Good Reason. A Participant shall be entitled to receive the Participant’s accrued, but unpaid, Base Salary through the date of termination of employment, payable in accordance with the Company’s normal payroll practices upon termination. In addition, a Participant shall be entitled to the following Severance Benefits (subject to Section 4.02 herein, as applicable) if a Change in Control occurs, and, if during the CIC Severance Protection Period, the Company terminates the Participant’s employment without Cause or the Participant voluntary terminates employment for Good Reason during the applicable Good Reason Period. Conditioned upon the Participant delivering a release and non-compete and other restrictive covenants agreement in a form or forms reasonably satisfactory to the Corporation with all periods for revocation expired, in full satisfaction of the Participant’s rights and any benefits the Participant might be entitled to under the Separation Plan or a Participant’s Employment Agreement as applicable, the Participant shall be entitled to:
(i)	In lieu of any benefit that may be paid under the STIP, the prorated portion of the Participant’s Target Bonus for the year in which the Participant’s termination occurs (prorated in accordance with the terms of the STIP and related administrative guidelines pursuant to the STIP), which amount shall be payable at the same time as the lump sum cash payment described in Section 4.01(b)(ii) (for the purposes of this Plan, a resignation for Good Reason will be deemed to be a termination without Cause under the STIP);

(ii)	a lump sum cash payment, payable within thirty (30) days following the expiration of the revocation period for the Participant’s release as provided in Section 4.01(b) equal to: the Participant’s Applicable Multiple (based on the Participant’s severance benefits classification, as specified for the Participant on Appendix I and as set forth on Appendix II (the “Severance Benefits Classification”)) multiplied by the sum of the Participant’s (a) Base Salary and (b) Target Bonus, in each case, for the year in which the Participant’s termination occurs; except that if the Participant’s termination of employment is for Good Reason due to a reduction of the Participant’s Target Bonus, in accordance with Section 2.01(u)(iv), the

Participant’s Target Bonus for purposes of this Section 4.01(b)(ii) shall be the Participant’s Target Bonus immediately prior to such reduction;

(iii)	continued participation at then-existing participation and coverage levels for the Applicable Period in the Corporation’s medical, dental, vision and employee life insurance plans comparable to the terms in effect from time to time for the Corporation’s senior executives, including any co-payment and premium payment requirements; except that (A) following the expiration of the Applicable Period, the Participant shall retain any rights to continue coverage under the medical, dental, vision and employee life insurance plans under the benefits continuation provisions pursuant to Section 4980B of the Code by paying the applicable premiums of such plans; (B) the Participant shall no longer be eligible to receive the benefits otherwise receivable pursuant to this Section 4.01(b)(iii) as of the date that the Participant becomes eligible to receive comparable benefits from a new employer or otherwise; and (C) no Company shall provide a cash payment in lieu of the benefit provided under this Section 4.01(b)(iii)); and

(iv)	receive outplacement services by a firm selected by the Company, at such Company’s expense, in an amount not to exceed $35,000; provided, however, that no Company shall provide a cash payment in lieu of the benefit provided under this Section 4.01(b)(iv).
If a Participant is entitled to any severance compensation or benefits pursuant to a Participant’s Employment Agreement or the Separation Plan, as applicable, and it is determined that the Participant is entitled to Severance Benefits under this Plan, the Severance Benefits otherwise payable or due to the Participant under this Section 4.01 shall be reduced by the amount of any severance compensation and benefits paid or payable to the Participant pursuant to the terms of such Employment Agreement or Separation Plan, as applicable. Notwithstanding the foregoing, to the extent that the Severance Benefits otherwise payable or due to the Participant under this Section 4.01 are greater than the aggregate severance pay and benefits that the Participant is entitled to receive under the Participant’s Employment Agreement or the Separation Plan, as applicable, the Participant shall be entitled to receive such Severance Benefits under this Plan that exceed such severance pay or benefits under his or her Employment Agreement or Separation Plan, as applicable; provided, however, that to the extent that the aggregate severance pay and benefits otherwise payable or due to the Participant under the Participant’s Employment Agreement are greater than the Severance Benefits that the Participant is entitled to receive under this Section 4.01, the Participant shall be entitled to receive such severance pay and benefits under the Participant’s Employment Agreement that exceed such severance pay or benefits under this Section 4.01.
(c)	Unvested equity and other long-term incentives as specified in individual award agreements, if applicable, shall vest with respect to each Participant in accordance with their terms.

4.02 Section 409A
To the extent applicable, this Plan is intended to comply with the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to satisfy Code Section 409A shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made without the consent of Participants). Notwithstanding anything to the contrary in Section 4.01 or 4.05, if any portion of Severance Benefits constitutes a “deferral of compensation,” that portion of the Severance Benefits will be paid on the latest of (i) the date specified in this Plan, (ii) the Participant’s “separation from service,” or (iii) if the Participant is a “specified employee,” six (6) months and one (1) day after the Participant’s separation from service. “Deferral of compensation,” “separation from service” and “specified employee” have the meanings ascribed to such phrases in Code Section 409A.
4.03 Forfeiture
Any right of the Participant to receive Severance Benefits hereunder shall be forfeited to the extent of any amounts payable or benefits due after any breach of Section 6.09 by the Participant.
4.04 Legal Fees
All expenses of a Participant incurred in enforcing the Participant’s rights and/or to recover the Participant’s benefits under this Article Four, including but not limited to, attorneys’ fees, court costs, arbitration costs, and other expenses shall be paid by the Corporation, but only to the extent that the Participant substantially prevails. The Corporation shall pay, or reimburse the Participant for such fees, costs and expenses, promptly upon presentment of appropriate documentation, but only if, to the extent and at the earliest date(s) such payment or reimbursement does not violate Code Section 409A.
4.05 Applicable Provisions if Excise Tax Applies
Anything in the Plan to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment or distribution by or on behalf of a Company to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the Excise Tax, but for the application of this sentence, then the Payment shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such Payment, as so reduced, constitutes an “Excess Parachute Payment” within the meaning of Section 280G of the Code; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate Payment to be provided, determined on an after-tax basis (taking into account the Excise Tax imposed, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The fact that the Participant’s right to a Payment may be reduced by reason of the limitations contained in this Section 4.05 shall not of itself limit or otherwise affect any other rights of the Participant other than under the Plan. In the event that a Payment intended to be provided under the Plan is required to be reduced pursuant to this Section 4.05, the Participant shall be entitled to designate which portion of the Payment will be so reduced in order to give effect to this Section 4.05. The Corporation shall provide the Participant with all information reasonably requested by the Participant to permit the Participant to make such designation. In the event that the Participant fails to make such designation within 10 business days after the date of the Participant’s termination, the Corporation may effect such reduction in any manner it deems appropriate.
(a)	All determinations required to be made under this Section 4.05, including whether an Excise Tax is payable by the Participant and the amount of such Excise Tax, shall be made by the Accounting Firm. The Corporation shall direct the Accounting Firm to submit its determination and detailed supporting calculations to the relevant Company and the Participant within fifteen (15) calendar days after the date of the Participant’s termination, if applicable, and any other such time or times as may be requested by such Company or the Participant. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall, at the same time as it makes such determination, furnish the Participant with an opinion that the Participant has substantial authority not to report any Excise Tax on the Participant’s federal, state, local income or other tax return.

(b)	The Corporation and the Participant shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Corporation or the Participant, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 4.05(a). Any reasonable determination by the Accounting Firm of the type contemplated by Section 4.05(a) (and supported by the calculations done by the Accounting Firm) shall be binding upon such Company and the Participant.

(c)	The federal, state and local income or other tax returns filed by the Participant shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax, if any, payable by the Participant. The Participant shall make proper payment of the amount of any Excise Tax, and upon request, provide to the Corporation true and correct copies (with any amendments) of the Participant’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Corporation, evidencing such filing and payment.

(d)	The Corporation will pay the fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 4.05(a) and Section 4.05(c). If such fees and expenses are initially paid by the Participant, subject to Section 4.02, the Corporation shall reimburse the Participant the full amount of such fees and expenses within ten (10) business days after receipt from the Participant of reasonable evidence of payment.

ARTICLE FIVE
AMENDMENT AND TERMINATION
5.01 Amendment
The Corporation reserves the right to amend, modify or change the Plan, at any time without any Participant’s consent; provided, however, that any amendment, modification or change that adversely affects a Participant’s severance benefits and/or rights will not apply to a Participant if the revision is made within six (6) months prior to, the occurrence of a Change in Control without the Participant’s written consent (and before all payments and benefits hereunder or at or following the occurrence of such Change in Control associated with such Change in Control are paid or made available as set forth herein), except as may be otherwise required to comply with changes in applicable laws or regulations, including as set forth in Section 4.02.
5.02 Termination
The term of the Plan shall be for an initial term of two (2) years commencing on the Effective Date and shall continue through December 31, 2008 (the “Initial Term”); provided, however, that at the end of the Initial Term and on each succeeding anniversary of the Effective Date, the Plan will be automatically extended by an additional one (1) year (each, a “Renewal Term”), unless, not less than one (1) year prior to the end of the Initial Term or any Renewal Term, a Company has given the Participants written notice of nonrenewal. Notwithstanding the foregoing, following the commencement of any discussions with a third party that result in a Change in Control, the Plan shall continue subject to Section 5.01, until the applicable Participating Employer has fully performed all of such Participating Employer’s obligations under the Plan with respect to all Participants, and shall have paid all Severance Benefits under the Plan in full to all Participants.

ARTICLE SIX
MISCELLANEOUS
6.01 Participant Rights
Each Company intends this Plan to constitute a legally enforceable obligation between (A) such Company and (B) each Participant.
It is also intended that the Plan shall confer vested and non-forfeitable rights for each Participant to receive benefits to which the Participant is entitled under the terms of the Plan with Participants being third party beneficiaries.
Except as provided in the definitions of Cause and Good Reason, nothing in this Plan shall be construed to confer on any Participant any right to continue in the employ of any Company or a Subsidiary or affiliate of the Corporation or to affect in any way the right of the Corporation or a Subsidiary or affiliate of the Corporation to terminate a Participant’s employment without prior notice at any time for any reason or no reason.
6.02 Authority of the Compensation Committee
(a)	The Compensation Committee will administer the Plan and have the full authority and discretion necessary to accomplish that purpose, including, without limitation, the authority and discretion to:
(i)	resolve all questions relating to the eligibility of Participants;

(ii)	determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid;

(iii)	engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan;

(iv)	construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document;

(v)	compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan; and

(vi)	resolve all questions of fact relating to any matter for which it has administrative responsibility.
(b)	The Compensation Committee shall perform all of the duties and may exercise all of the powers and discretion that the Compensation Committee deems necessary or appropriate for the proper administration of the Plan, including, but not limited to, delegation of any of its duties to one or more authorized officers, and shall do so in a uniform, nondiscriminatory manner.

(c)	Any failure by the Compensation Committee to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Compensation Committee’s authority to apply such provisions thereafter. Every interpretation, choice, determination or other exercise of any power or discretion given either expressly or by implication to the Compensation Committee shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Compensation Committee to reconsider and redetermine such action.

(d)	Any decision rendered by the Compensation Committee and any review of such decision shall be limited to determining whether the decision was so arbitrary and capricious as to be an abuse of discretion. The Compensation Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof.
6.03 Claims Procedure
(a)	With respect to any claim for benefits which are provided exclusively under this Plan, the claim shall be approved or denied by the Compensation Committee within sixty (60) days following the receipt of the information necessary to process the claim. If the Compensation Committee denies a claim for benefits in whole or in part, it will give written notice of the decision to the claimant or the claimant’s authorized representative, which notice will set forth in a manner calculated to be understood by the claimant, stating the specific reasons for such denial, make specific reference to the pertinent Plan provisions on which the decision was based, and provide any other additional information, as applicable, required by 29 Code of Federal Regulations Section 2560.503-1 applicable to the Plan.

(b)	With respect to any claim for benefits which, under the terms of the Plan, are provided under another employee benefit plan maintained by a Company, the Compensation Committee shall determine claims regarding the Participant’s eligibility under the Plan in accordance with the preceding paragraph, but the administration of any other claim with respect to such benefits (including the amount of such benefits) shall be subject to the claims procedure specified in such other employee benefit plan or program.
Appeals with respect to any claim for benefits which, under the terms of the Plan, are provided under another employee benefit plan maintained by a Company (e.g., group health, life insurance, etc.), shall be subject to the claims and appeals procedure specified in such other employee benefit plan.

6.04 Records and Reports
The Compensation Committee will maintain adequate records of all of their proceedings and acts and all such books of account, records, and other data as may be necessary for administration of the Plan. The Compensation Committee will make available to each Participant upon the Participant’s request such of the Plan’s records as pertain to him for examination at reasonable times during normal business hours.
6.05 Reliance on Tables, Etc.
In administering the Plan, the Compensation Committee is entitled to the extent permitted by law to rely conclusively upon all tables, valuations, certificates, opinions and reports which are furnished by accountants, legal counsel or other experts employed or engaged by the Compensation Committee. The Compensation Committee will be fully protected in respect of any action taken or suffered by the Compensation Committee in good faith reliance upon all such tables, valuations, certificates, reports, opinions or other advice. The Compensation Committee is also entitled to rely upon any data or information furnished by a Participating Employer or by a Participant as to any information pertinent to any calculation or determination to be made under the provisions of the Plan, and, as a condition to payment of any benefit under the Plan the Compensation Committee may request a Participant to furnish such information as it deems necessary or desirable in administering the Plan.
6.06 Availability of Plan Information and Documents
Any Participant having a question concerning the administration of the Plan or the Participant’s eligibility for participation in the Plan or for the payment of benefits under the Plan may contact the Compensation Committee and request a copy of the Plan document. Each Participating Employer will keep copies of this Plan document, exhibits and amendments hereto, and any related documents on file in its administrative offices, and such documents will be available for review by a Participant or a designated representative of the Participant at any reasonable time during regular business hours. Reasonable copying charges for such documents will be paid by the party requesting copies.
6.07 Expenses
All Plan administration expenses incurred by the Compensation Committee shall be paid by the Corporation and all other administration expenses incurred by a Company shall be paid by such Company.
6.08 Dispute Resolution
(a)	If the Participant and any Company (collectively, the “Parties”) are unable to resolve any controversy or claim arising out of or in connection with this Plan or breach thereof, either Party shall refer the dispute to binding arbitration, which shall be the exclusive forum of resolving such claims. Such arbitration will be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”)

pursuant to its Employment Arbitration Rules and Procedures and governed by Kansas law. The arbitration shall be conducted by a single arbitrator selected by the Parties according to the rules of JAMS. If the Parties fail to agree on the selection of the arbitrator within thirty (30) days after either the Participant or such Company’s request for arbitration, the arbitrator will be chosen by JAMS. The arbitration proceeding shall commence on a mutually agreeable date within ninety (90) days after the request for arbitration, unless otherwise agreed by the Parties, and in the location where the Participant worked during the six (6) months immediately prior to the request for arbitration to the extent such location is Kansas or Virginia, and if not, the location will be Kansas, unless the Parties agree otherwise.

(b)	Such Company shall reimburse the Participant for legal fees and expenses incurred in connection with a dispute resolved under this Section 6.08, unless the Participant does not substantially prevail. The arbitrator shall not have authority to award attorneys’ fees or costs to either of the Parties in any manner not consistent with this Section 6.08(b).

(c)	The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a party in a court of law. The arbitrator’s award is limited by and must comply with the terms of the Plan, including without limitation, Section 6.02(d) and applicable federal, state, and local laws. The decision of the arbitrator shall be final and binding on the Parties.
6.09 Continued Cooperation
(a)	Following termination of the Participant’s employment, the Participant shall cooperate fully with the Corporation and with the Corporation’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving any Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Participant’s employment by any Company. This cooperation by the Participant will include, but not be limited to:
(i)	making himself reasonably available for interviews and discussions with the Corporation’s counsel as well as for depositions and trial testimony;

(ii)	if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore as and to the extent that the Corporation or the Corporation’s counsel reasonably requests;

(iii)	refraining from impeding in any way the Corporation’s prosecution or defense of such litigation or administrative proceeding; and

(iv)	cooperating fully in the development and presentation of the Corporation’s prosecution or defense of such litigation or administrative proceeding.
(b)	The Participant will be reimbursed by the Corporation for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is necessary), incurred in connection with any cooperation, consultation and advice rendered under this Section 6.09. The Participant shall not unreasonably withhold the Participant’s availability for such cooperation, consultation and advice.
6.10 Adoption Procedure for Participating Employer
(a)	Any Subsidiary or affiliate of the Corporation may become a Participating Employer under the Plan provided that (i) the Board approves the adoption of the Plan by such Subsidiary or affiliate and designates such Subsidiary or affiliate as a Participating Employer in the Plan and (ii) by appropriate resolutions of the board of directors or other governing body of such Subsidiary or affiliate, such Subsidiary or affiliate agrees to become a Participating Employer under the Plan and also agrees to be bound by any other terms and conditions which may be required by the Board or the Compensation Committee, provided that such terms and conditions are not inconsistent with the purposes of the Plan.

(b)	A Participating Employer may withdraw from participation in the Plan, subject to approval by the Compensation Committee, by providing written notice to the Compensation Committee that withdrawal has been approved by the board of directors or other governing body of the Participating Employer; provided, however, following the commencement of any discussion with a third party that ultimately results in a Change in Control, the Compensation Committee shall have no authority to approve the withdrawal of any Participating Employer until such time as the Corporation and each Subsidiary or affiliate of the Corporation (as appropriate) shall have fully performed all of their obligations under the Plan with respect to all Participants, and shall have paid all Severance Benefits under the Plan in full to all Participants. The Board may at any time remove a Participating Employer from participation in the Plan by providing written notice to the Participating Employer that it has approved removal; provided, however, following the commencement of any discussion with a third party that ultimately results in a Change in Control, the Board shall have no authority to remove or approve the withdrawal of any Participating Employer until such time as the Corporation and each Subsidiary or affiliate of the Corporation (as appropriate) shall have fully performed all of their obligations under the Plan with respect to all Participants, and shall have paid all Severance Benefits under the Plan in full to all Participants. The Board will act in accordance with this Article pursuant to unanimous written consent or by majority vote at a meeting.

6.11 Effect on Other Benefits
Except as otherwise provided herein, the Plan shall not affect any Participant’s rights or entitlement under any other retirement or employee benefit plan offered to him by the Corporation or a Subsidiary or affiliate of the Corporation (as appropriate) as of the date of the Participant’s termination of employment.
6.12 Successors
The Plan shall be binding upon any successor in interest of any Company and shall inure to the benefit of, and be enforceable by, the Participant’s assigns or heirs.
6.13 Construction
In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Headings of sections and subsections of the Plan are for convenience only and are not intended to modify or affect the meaning of the substantive provisions of the Plan. Unless otherwise stated, references to Sections are references to Sections of this Plan.
6.14 References to Other Plans and Programs
Each reference in the Plan to any plan, policy or program, the Plan or document of the Corporation or a Subsidiary or affiliate of the Corporation shall include any amendments or successor provisions thereto without the necessity of amending the Plan for such changes.
6.15 Notices
(a)	General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, (i) mailed notices shall be addressed to the Participant at the Participant’s home address which was most recently communicated to the Corporation in writing or (ii) in the case of a Participant who is an employee, distributed to the employee at his or her place of employment in compliance with 29 Code of Federal Regulations Section 2520.104b-1(c). In the case of any Company, mailed notices shall be addressed to the Corporation’s corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

(b)	Notice of Termination. Any notice of Cause by a Company or by the Participant for Good Reason shall be communicated by a notice of termination to the other party given in accordance with this Section 6.15. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision so indicated, and shall specify the Participant’s date of termination.

6.16 No Duty to Mitigate
The Participant shall not be required to mitigate the amount of any payment contemplated under this Plan, nor shall such payment be reduced by any earnings that the Participant may receive from any other source, except as provided in this Plan. The Participant’s coverage under any medical, dental, vision and employee life insurance plans will terminate as of the date that the Participant becomes eligible for comparable benefits of another employer.
6.17 Withholding of Taxes
Any Company will withhold from any amounts payable under this Plan all federal, state and local tax or other taxes as such Company is required to withhold pursuant to any law or government regulation or rule.
6.18 Governing Law and Choice of Forum
(a)	Except to the extent that the Plan may be subject to the provisions of ERISA, the Plan will be construed and enforced according to the laws of the State of Kansas, without giving effect to the conflict of laws principles thereof.

(b)	Except as otherwise required by ERISA, every right of action by a Participant with respect to the Plan shall be barred after the expiration of three (3) years from the date of termination of employment or the date of receipt of the notice of denial of a claim for benefits or eligibility, if earlier. If ERISA’s limitation on legal action does not apply, the laws of the State of Kansas with respect to the limitations of legal actions shall apply and the cause of action must be brought within the limitations provided under the laws of the State of Kansas.
6.19 Validity/Severability
If any provision of this Plan or the application of any provision to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid. To the extent any provisions held to be invalid or unenforceable cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Plan will be binding on the Parties and their successors and assigns as if such invalid or illegal provisions were never included in this Plan from the first instance.
6.20 Survival of Provisions.
Notwithstanding any other provision of this Plan, the Parties’ respective rights and obligations under Sections 4.02, 6.01, 6.08, 6.09 and 6.10 will survive any termination or expiration of this Plan or the termination of the Participant’s employment for any reason whatsoever.

APPENDIX I
PLAN PARTICIPANTS
     The list of Participants and Tier Level is on file with Sprint Nextel’s Human Resources department.

Severance Benefits
Name	Classification

APPENDIX II
APPLICABLE BENEFITS AND PERIODS

Severance Benefits
Classification	Applicable Multiple	Applicable Period	Restricted Period
Tier I Executive	2	2 years	24 months
Tier II Executive	1.5	1.5 years	18 months

APPENDIX III
PARTICIPATING EMPLOYERS
Sprint/United Management Company
Nextel Communications, Inc.
Nextel West Services, LLC
Nextel Operations, Inc.